EXHIBIT 28

                                   AGREEMENT


         This Agreement ("Agreement") is made and entered into as of the 12th day of March, 1998 by and among PACWEST INLAND EMPIRE, LLC, a Delaware limited liability company ("PACWEST"), TMP INVESTMENTS, INC., a California corporation ("TMPI") and TMP PROPERTIES, a California general partnership ("TMPP"). TMPI and TMPP are currently the general partners of the limited partnerships whose names are set forth on Exhibit A hereto (the "Limited Partnerships"). TMPI and TMPP and any affiliate of such general partners who may later be admitted to the Partnerships as additional general partners are collectively hereinafter referred to as the "General Partners". The Limited Partnerships are herein sometimes also collectively hereinafter referred to as the "Partnerships." PACWEST, TMPI, TMPP, the General Partners and the Partnerships are herein sometimes collectively referred to as the "Parties."
         WHEREAS, TMPI and TMPP are the managing general partners of the Partnerships; and
         WHEREAS, the parties hereto intend by this Agreement to provide a basis whereby PACWEST shall receive from the General Partners distributions made to them with respect to certain of their Ownership Interests (as hereinafter defined) in the Limited Partnerships; and
         WHEREAS, for the purposes of this Agreement, "Ownership Interests" shall include the one percent (1%) interest in the Limited Partnership's allocation of profits and losses and distributions of cash from any source, whether held directly or indirectly, through a partnership, corporation or other entity, or through a series or combination thereof.
         NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

         1.       Consideration Payable by PACWEST.
                  Consideration. As consideration for the execution of this Agreement and the performance hereunder by TMPP, TMPI and the General
Partners:
                  (a) Cash Consideration. PACWEST shall pay to TMPI $300,000 in cash; and
                  (b) Other Consideration. PACWEST agrees to pay the deficit capital account restoration obligation that the General Partners may have when the Partnerships liquidate and dissolve, in an amount not to exceed an aggregate of $300,000 for all of the Partnerships.
          2.      Consideration Payable by General Partners.

                  Distribution Fee. The General Partners are entitled to receive distributions from the Partnerships described in Exhibit A, as a consequence of their one percent (1%) general partner unsubordinated interests in the Partnerships. The General Partners agree to pay to PACWEST an amount equal to the total amount which all general partners, including but not limited to the General Partners, shall receive at any time as Distributions to general partners from the Partnerships. When at any time and as any General Partner receives any of such Distributions, such General Partner shall forthwith pay to PACWEST an amount equal to the amount received by such General Partner as a Distribution within five (5) days after the General Partner's receipt thereof. Such amount paid to PACWEST is referred to as the "Distribution Fee." It is the intention of the parties that the reference to "Distribution" or "Distributions" herein is intended to include only those one percent (1%) general partner unsubordinated interests in each of the Partnerships set forth on Exhibit A and not any other distribution to which the General Partners are entitled on account of their interest in the Partnerships. Should the General Partners fail to pay PACWEST any Distribution or part thereof, which General Partners have received from the Partnerships within five (5) days after the Distribution is paid to the General Partners, PACWEST shall have the right to immediately terminate this Agreement and the Three Hundred Thousand Dollars ($300,000) consideration paid to the General Partners by PACWEST hereunder shall be returned immediately to PACWEST.

         3. Indemnification by General Partners. Each General Partner for itself alone, and not on behalf of any other General Partner, each hereby agrees (each an "Indemnitor" and collectively the "Indemnitors") to save and hold PACWEST, its officers, directors, shareholders, managers, members, employees and agents ("Indemnitees") harmless and defend and indemnify the Indemnitees from and against any liability (including without limitation reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from (a) any liability or obligation, contingent or otherwise; (b) Indemnitor's negligence or act of omission in regard to any Partnership occurring or arising from acts or failures to act prior to the Effective Date; (c) the presence or suspected presence in, on, or about any real property owned by any Partnership or which any Partnership may have an interest in of any toxic or hazardous substance, material or waste (as defined in any applicable Federal, State or local law or regulation), including, but not being limited to, the costs of investigation, containment, removal and/or clean-up, whether or not the presence, or alleged presence, of such toxic or hazardous substance, material or waste constitutes a breach of any representation or warranty contained herein provided, however, the Indemnitors shall have liability under this subparagraph (c) only with respect to any incident involving toxic or hazardous substances which occurred during the ownership of the property in question by a Partnership at a time when such Indemnitor had an interest therein or which such Indemnitor otherwise became aware of prior to the Closing and shall not apply to any occurrence on or after the Effective Date, or which occurred prior to the time the Indemnitor had an interest in the Partnership which owned the property in question and such Indemnitor is not, as of the Closing, aware thereof, or (d) any breach of this Agreement by such Indemnitor, including, without limitation, the falsity of any representation or warranty made herein by such Indemnitor. The Indemnitors shall have the right to decide whether any suit, action or proceeding is settled, tried or appealed and to select and supervise counsel in connection with any such suit, action or proceeding provided they shall have given written notice to the Indemnitees and such indemnitees shall not have reasonably objected to the proposed action within five (5) days after receipt of such notice or the Indemnitors shall have received the consent of the Indemnitees to the proposed action, which consent will not be unreasonably withheld.
         4.       Closing.
                  The "Closing" provided for herein shall occur at the offices of TMPP on March 12, 1998, at 11:00 a.m., (sometimes referred to as the "Closing Date") or such other time or place that the parties hereto may otherwise mutually agree, provided that, subject to completion of the Closing, the Effective Date of this Agreement shall be April 1, 1998 and performance by the parties under the Management Agreement shall commence at 12:01 a.m. April 1, 1998.
         5. Deliveries by PACWEST. At the Closing, PACWEST shall deliver to the General Partners cash consideration in the sum of THREE HUNDRED THOUSAND DOLLARS ($300,000) payable to TMPP.
                  Any other document necessary to complete performance of the Closing obligations of PACWEST.
         6. Deliveries by General Partners. At the Closing, the General Partners and the Partnerships shall deliver to PACWEST the following:

                  a. Certified resolutions of each General Partner authorizing this Agreement and the transactions contemplated hereby;
                  b. Any other document necessary to complete performance of the Closing obligations of the General Partners and the Partnerships.
         7. Scope of Agreement. With respect to a given General Partner, this Agreement is applicable solely to those Limited Partnerships in which such General Partner has an Ownership Interest. This Agreement shall not under any circumstances be construed as creating a partnership or any other relationship between or among any of the Parties where no such relationship otherwise exists.
         8. Effective Period. This Agreement shall be effective as of the Effective Date and shall remain in effect as to each Partnership until the winding up, termination or dissolution of such Partnership has been completed.
         9. Representations and Warranties of General Partners. Each General Partner, for itself alone and not on behalf of any other General Partner hereby represents and warrants to and covenants with PACWEST as follows:
                  a. Except as otherwise disclosed in Schedule 9.a attached hereto, each is duly authorized to execute this Agreement in the capacities indicated; each General Partner owns the General Partner's Ownership Interest held by it in each Partnership and its right to the Distribution free and clear of all liens, encumbrances and adverse claims, has not encumbered, assigned, transferred or otherwise impaired such General Partner's Ownership Interest or right to Distributions from the Partnerships and is not in default under any provision of the agreements establishing the Partnerships in which it serves as General Partner;

                  b. The execution and performance of this Agreement will not materially violate any order, rule, judgment or decree to which such General Partner is subject or breach any contract, agreement or commitment by which he or it is bound;
                  c. Each of the Partnerships owns the real properties described in Exhibit C hereto. d. Each General Partner is a partnership, or a corporation and each of the Partnerships is a limited partnership duly organized, validly existing and in good standing under the laws of the State of its organization and is duly qualified to do business in the State of California and is duly qualified in each other jurisdiction where the failure to qualify would have a material adverse effect upon its business or financial condition; and
                  e. Each of the Partnerships in which each General Partner has an Ownership Interest:
                           i.       Except as otherwise  disclosed in Schedule
9e.i attached hereto, to the best ofthe General Partners' knowledge, after due and diligent inquiry, is in full compliance in all material respects with all Federal, State and local laws, and regulations applicable to the conduct of its business, including, but not being limited to, all reporting requirements under all Federal and State securities laws.
                           ii.      Except as otherwise disclosed in Schedule
9e.vii attached hereto, there neither is, nor has been, any generation, handling , manufacturing, treatment, storage, use, transportation, spillage, leaking, dumping, discharge or disposal (whether accidental or intentional) of any toxic or hazardous substance, material or waste on, over or in any of the parcels of real property which are described in Exhibit C, hereto.

                           iii.     Except as otherwise  disclosed in Schedule
9e.iii attached hereto, is not a party to any pending, to the best of any General Partner's actual knowledge, after reasonable inquiry, any threatened litigation, including, but not being limited to, any litigation arising out of the use, operation or ownership of any property in which any such Partnership may have an interest that might materially affect the use and operation of any such property, or any portion hereof, for its intended purpose or might detrimentally affect the value thereof or result in a material and adverse change in the business or financial condition of such Partnership.
                           iv.      Except as  disclosed in Schedule  9e.iv
attached hereto, save and except for leases entered into in the ordinary course of business covering all or a portion of the property owned by such Partnership, each such Partnership is not a party to any material contract or other commitment terminable on more than thirty (30)days' notice.
                           v.       Except as disclosed in Schedule  9e.v
attached hereto, is not a party to any obligation for money borrowed which is subject to recourse liability to the general assets of such Partnership or of such General Partner.
                           vi.      Is not a party  to or  subject  to any
financing or refinancing which is in material violation of any provision of the agreements establishing such Partnership.

                           vii.     Except as  otherwise  disclosed  in Schedule
9e.vii attached hereto, has no material liability, fixed or contingent, whether recourse or non-recourse, including without limitation unpaid property taxes, except for the liabilities set forth on or otherwise disclosed in the financial statements of each of the Partnerships for the fiscal year ended December 31, 1997, as set forth in Exhibit D hereto, true and complete copies of which have been delivered to PACWEST, or incurred in the ordinary course of business after the date of the most recent balance sheet included on such financial statements and except to the extent that any such liability, individually or in the aggregate, would not materially and adversely affect the financial condition, business, properties, assets or results of operations of such Partnership.
                           viii.  Except  as  otherwise  disclosed  in  Schedule
9e.viii is not in material default under any lease to which it is a party and is not a party to any lease covering more than Ten Thousand (10,000) square feet of space wherein any party thereto is in default, except to the extent any such default, individually or in the aggregate, would not materially and adversely affect the financial condition, business, properties, assets, or results of operations of such Partnership.
                           ix.    Except as otherwise  expressly  disclosed in
Schedule 9e.ix attached hereto, is not a debtor in any proceeding under the Bankruptcy Code or an assignee under an assignment for the benefit of creditors.
                           x.       Is  in  substantial   compliance  with  all
material covenants, conditions, restrictions and other agreements applicable to any property owned by such Partnership, or in which such Partnership has an interest, including, but not being limited to, the provisions of any applicable association which holds rights in any common areas which form a part of any such property except to the extent such failure to comply, individually or in the aggregate, would not materially and adversely affect the financial condition, business, properties, assets or results of operations of such General Partner.

                           xi.   Except as  expressly  disclosed  in Schedule
9e.xi attached hereto, to each General Partner's and each Partnerships' current actual knowledge, without further inquiry, there is no existing, proposed or contemplated plan, study or effort of any governmental agency or authority which, in any way, would materially affect the use of any property owned by such Partnership, or in which such Partnership may have an interest, or any portion thereof, for its presently intended use.
                           xii.  Owns the assets  described  on Exhibit C hereto
and, with respect to interests in real property (based solely upon such title insurance as such Partnership may hold with respect thereto), such Partnership holds marketable fee title thereto, and with respect to all personal property and intangible assets, holds title free and clear of all liens, encumbrances and adverse claims, except as otherwise disclosed in Schedule 9e.xii attached hereto.
         10. Representations and Warranties of PACWEST. PACWEST hereby represents and warrants as follows: a. PACWEST is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified in such other jurisdictions where the failure to so qualify would have a material adverse effect upon its business or financial condition.
                  b. PACWEST is duly authorized to execute this Agreement. The execution and performance of this Agreement by PACWEST will not violate any order, rule, judgment or decree to which PACWEST is subject or breach any contract, agreement or commitment by which PACWEST is bound.

                  c. The execution and delivery of this agreement and the Management Agreement and the performance by PACWEST of its obligations hereunder and thereunder will not conflict with or result in the breach or violation of or constitute a default or an event of default under any law, rule or regulation, or any judgment or order of any court or any of the terms or provisions of PACWEST's Operating Agreement or of any agreement or contract to which PACWEST is a party or to which PACWEST is subject.
                  d. PACWEST is not a party to any pending litigation or regulatory action which would affect its ability to carry out its obligations under this Agreement and the Management Agreement nor, to the best of the knowledge of PACWEST, is any such action or proceeding currently threatened.
                  e. PACWEST is in compliance with all applicable laws and regulations applicable to the conduct of its business.
         11. Entire Agreement. This Agreement, contains the entire agreement of the Parties with respect to the transactions contemplated hereby and shall not be modified or amended except by an instrument signed by or on behalf of the Parties.
         12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
         13. Governing Law. This Agreement shall be governed by and enforced in accordance with the laws of the State of California.

         14. Attorneys' Fees. In any dispute between or among the Parties relating to or arising out of the interpretation or breach of this Agreement, the prevailing party or parties shall be entitled to recover from the other party or parties all reasonable expenses including without limitation attorneys' fees and court costs.

         15. Severability. If one or more of the provisions contained in this Agreement shall, for any reason, be held unenforceable in any respect, its unenforceability shall not affect any other provisions, and the Agreement shall be construed as if the unenforceable provision had not been included.
         16. Other Acts. PACWEST and each Partnership and General Partner covenants on behalf of itself and its successors, heirs and assigns to execute, with acknowledgment, verification or affidavit if required, any and all documents and writings and to perform any and all other acts that may be deemed by any such Partnership, General Partner or PACWEST necessary or expedient in connection with the creation of this Agreement (including the Management Agreement), the achievement of its purposes or the consummation of any matter covered hereby.
         17. Successors and Assigns. PACWEST shall have the right to assign its rights and obligations under this Agreement to an affiliate, as hereinafter is defined in Section 150 of the General Corporation Law of the State of California subject to the receipt of the consent of the General Partner or the General Partners who have an interest in the Partnerships which would be affected thereby, which consent will not be unreasonably withheld. Any assignment by PACWEST to any other person of any of its rights and obligations shall be subject to the consent of the General Partner or General Partners who have interests in the Partnership affected thereby, which consent may be withheld in the sole and absolute discretion of such General Partners. Subject to the foregoing, the terms and conditions of this Agreement shall not be assignable and shall be binding upon and inure to the benefit of the successors, heirs and assigns of the respective Parties.
         18. Notices. Any notices required or permitted to be given hereunder shall be given in writing and sent by United States certified mail, return receipt requested, addressed to the respective parties as follows:

                  To PACWEST:       Danny W. Stephenson
                                    PACWEST Inland Empire, LLC
                                    27740 Jefferson Avenue
                                    Temecula, California 92590

                  With Copy to:     Peter R. Pancione, Esq.
                                    Gipson Hoffman & Pancione, P.C.
                                    1901 Avenue of the Stars, Suite 1100
                                    Los Angeles, California 90067

                  To Each of the    William O. Passo
                  Other Parties:    TMP Investments, Inc.
                                    801 North Parkcenter Drive, Suite 235
                                    Santa Ana, California 92705

                  With Copy to:     Darryl L. Steinhause, Esq.
                                    Luce, Forward, Hamilton & Scripps
                                    600 West Broadway, 26th Floor
                                    San Diego, California 92101

or at such other address as any Party may designate by written notice to the other Party. Notices shall be deemed given on the third calendar day following deposit in the United States Mail as aforesaid.
         19. Counterparts. This agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall, together, constitute but one and the same instrument.
         20. Exhibits. The following exhibits and schedules are attached to this Agreement: A - Schedule of Limited Partnerships
                  B - INTENTIONALLY OMITTED
                  C -  Schedule of Properties
                  D - Financial Statements as of December 31, 1997 of the Partnerships Schedule 9a - Ownership Interests Encumbrances

                  Schedule 9e.i - Legal Disclosures
                  Schedule 9e.iii - Litigation Disclosure
                  Schedule 9e.iv - Material Contracts Disclosure
                  Schedule 9e.v - Recourse Debt Disclosure
                  Schedule 9e.vii - Material Liabilities/Hazardous Substance
                                    Disclosure
                  Schedule 9e.viii - Material Lease Defaults
                  Schedule 9e.ix - Bankruptcy Disclosure
                  Schedule 9e.xi - Governmental Action Disclosure
                  Schedule 9e.xii - Liens Disclosure

         IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.
PACWEST INLAND EMPIRE, LLC
a Delaware limited liability company

          /s/ Danny W. Stephenson
          -----------------------
By:
         Danny W. Stephenson,
         Manager

TMP INVESTMENTS, INC.

         /s/  William O. Passo
         ---------------------
By:
         William O. Passo,
         President

TMP PROPERTIES

         /s/  William O. Passo
         ---------------------
By:
         William O. Passo,
         President

         /s/  Scott E. McDaniel
         ---------------------
By:
         Scott E. McDaniel,
         Partner

         /s/  Anthony W. Thompson
         ---------------------
By:
         Anthony W. Thompson,
         Partner

                                    EXHIBIT A

                        Schedule of Limited Partnerships


1.       TMP Bloomington II LTD.
2.       TMP Inland Empire II LTD.
3.       TMP Inland Empire III LTD.
4.       TMP Inland Empire IV LTD.
5.       TMP Inland Empire V LTD.
6.       TMP Inland Empire VI LTD.
7.       TMP Inland Empire VII LTD.
8.       TMP Tuscany Oaks LTD.
9.       TMP Land Fund LTD.
10.      TMP Land Mortgage Fund LTD.
11.      TMP Mortgage Income Plus LP

                                    EXHIBIT B

                    Exhibit B has been INTENTIONALLY OMITTED.



                                    EXHIBIT C

                             Schedule of Properties

                       Description of Partnership Property



Partnerships                       Location                     Acres    Zoning

TMP BLOOMINGTON II        SEC Mission Blvd & Agate Street        4.22      C1

TMP INLAND EMPIRE II      Baseline &Village Center              18         CC

TMP INLAND EMPIRE III     River Rd & Ethanac                   219         R1

TMP INLAND EMPIRE IV      Circle C Road                        320         R1
                          S Oleander & W Seaton                 10         I
                          Perris Blvd & Markham St               6.44      C-2
                          Rodeo Dr & Green Tree/Pebble Beach    17         R-4
                          Village Drive & Armagosa              25         C1-R3

TMP INLAND EMPIRE V       Ethanac & Sophie                     8.93        R
                          S. Highland & Tamarind               10          M-1R
                          Airbase Rd & Beaver                  40          R1
                          Mojave & Amethyst                    7           C
                          Mojave & Amethyst                    10          C
                          S Mojave Dr & Mesa Linda S           11          C2
                          SEC Amethyst & Rancho Rd             283         All
                          Bellflower & North Yucca             4.49        C

TMP INLAND EMPIRE VI  State St & Romona Blvd                  10.48        C-2
                          Baxter & Meadowlark Lane            38           5 min
                          I-10 Freeway & Chase School         76          CPS-IP
                          SWC River Rd & Mapes St.            31           R1
                          3rd St. & Old Ranch Rd              12.46      1/2 min
                          18.22 Adelanto                      18.22        R1
                          NEC Koala & Crippen                 42.44        R1

TMP INLAND EMPIRE VII     SEC Nuevo & Evans                    9.6         C2
                               NEC Cactus & Racoon            18.3         DL
                               Mesa Linda & Dos Palmas        70           41
                               SEC of Hwy 395 & Hopland Ave   19.5         C2
                               22305 Oleander Ave.            18           M1

TMP TUSCANY OAKS               Wasson & Old Ranch Rd          200          R1
                               Brookside & Hannon              60       3/4 min.
                               Mesa Linda-Golden Triangle
                                               Area            14         DS

TMP Land Fund I           Cactus & Daisy-Aster                 39          R
                               Palmdale & Bellflower           14.81       C
                               Richardson & Joshua             10         DS

Land Mortgage Fund        San Jacinto Residential                        R1
                               NEC Newport and Bradley Rd      10.84     C
                               Fox Olsen Res. Newport and
                                              Bradley Rd.      12.5      R1
                               Sunset Ave & Interstate 10      44.9      C
                               Remington Hills JV              50        R1
                               Peppertree J.V.

Mortgage Income Plus           Maple Bus. Ctr Bellflower &
                                               Verbina         10        R1
                               Rancho Cucamonga J.V.
                                               TMP Homes       13        R1
                               Elsinore 73 ac. Wasson Canyon   171        R1


                                    EXHIBIT D

        Financial Statements as of December 31, 1997 of the Partnerships

                 Schedule 9a - Ownership Interests Encumbrances

                                      None

                        Schedule 9e.i - Legal Disclosures

                                      None

                     Schedule 9e.iii - Litigation Disclosure

                                      None

                 Schedule 9e.iv - Material Contracts Disclosure

                                      None

                    Schedule 9e.v - Recourse Debt Disclosure

                                      None

      Schedule 9e.vii - Material Liabilities/Hazardous Substance Disclosure

                                      None

                   Schedule 9e.viii - Material Lease Defaults

                                      None

                     Schedule 9e.ix - Bankruptcy Disclosure

                                      None

                 Schedule 9e.xi - Governmental Action Disclosure

                                      None

                       Schedule 9e.xii - Liens Disclosure

                                      None